Exhibit 99.4

FORM OF BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

PROVECTUS BIOPHARMACEUTICALS, INC.

Subscription Rights to Purchase Units

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Provectus Biopharmaceuticals, Inc.

[            ], 2016

To our Clients:

This letter is being distributed to our clients who are holders of Provectus Biopharmaceuticals, Inc. (the “Company”) common stock, $0.001 par value per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on [            ], 2016 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase units (“Units”). Each Unit entitles the holder to [                ] shares of the Company’s Common Stock and [            ] warrants representing the right to purchase one share of Common Stock. The Subscription Rights and Units are described in the prospectus dated [            ], 2016 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to [            ] Units on the terms and subject to the conditions described in the Prospectus, at a subscription price of $[        ] per Unit (the “Subscription Price”). The Company may, in its sole discretion, reduce the Subscription Price by up to 20%, and if the Company elects to reduce the Subscription Price per Unit, holders will receive proportionally more Units based on the payment amount the Company received from such holders in connection with the exercise of their subscription rights, and the exercise price of the Warrants will be reduced such that the exercise price continues to represent 110% of the Subscription Price (as so reduced).

The Subscription Rights may be exercised at any time during the subscription period, which commences on [            ], 2016 and ends at 5:00 p.m., Eastern Time, on [            ], 2016, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

As described in the Prospectus, holders will receive one Subscription Right for every [                ] shares of Common Stock owned on the Record Date, evidenced by non-transferable Subscription Rights certificates (the “Subscription Rights Certificates”). Each Subscription Right entitles the holder to purchase one Unit at the Subscription Price (the “Basic Subscription Right”).

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Privilege”). If sufficient Units are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for Units exceed the remaining Units available, the remaining Units will be allocated pro-rata among holders who over-subscribe based on the number of shares of Common Stock held by all holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any holders receiving a greater number of Units than the holder subscribed for, then such holder will be allocated only the number of Units for which the holder oversubscribed, and the remaining Units will be allocated among all holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. If the Rights Offering is oversubscribed (after taking into account all Over-Subscription requests), the Company may increase the size of the Rights Offering, in its sole discretion, by up to 20%, and the Company will allocate such increased amount pro rata among its stockholders who exercise both their Basic Subscription Right and their Over-Subscription Privilege in the same manner as described above.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole Unit. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Offering.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Form of Beneficial Owner Election Form

3.	Instructions as to Use of Subscription Rights Certificates

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and other materials. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. You are encouraged to forward your instructions to us before the Expiration Date to allow us ample time to act upon your instructions. A holder cannot revoke the exercise of a Subscription Right.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE INFORMATION AGENT, TOLL-FREE AT (844) 695-1509 OR COLLECT AT (720) 414-6879, OR TO MAXIM GROUP LLC, THE DEALER-MANAGER, AT SYNDICATE@MAXIMGRP.COM OR COLLECT AT (212) 895-3745.